Mail Stop 4561


								October 27, 2005


By U.S. Mail and facsimile to (952) 593-4733

William A. Houlihan
Executive Vice President and Chief Financial Officer
Metris Companies Inc.
10900Wayzata Boulevard
Minnetonka, MN  55305

Re:	Metris Companies Inc.
	Form 10-K for the Fiscal Year Ended December 31, 2004
	File No. 001-12351

Dear Mr. Houlihan:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.


	Sincerely,



      Joyce Sweeney
							Accounting Branch Chief

William A. Houlihan
Metris Companies Inc.
October 14, 2005
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